Exhibit 10.28

MoSys, Inc.

755 N. Mathilda Ave.

Suite 100

Sunnyvale, California  94085

February 21, 2008

Didier Lacroix

Dear Didier:

I am pleased to offer you a position with MoSys, Inc. (“MoSys” or the “Company”) as Vice President of Worldwide Sales (“VP of Sales”), subject to ratification by the Company’s board of directors.  This offer letter (the “Agreement”) sets forth the terms and conditions of the Company’s offer of employment.  This is intended to be a binding agreement, and if the terms contained in this Agreement are acceptable to you, please acknowledge your acceptance by signing in the signature block, below.  The Company’s offer of employment is conditioned upon: (1) your presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the I-9 form required by law within three business days of the commencement of your employment with the Company; (2) your consent to, and satisfactory completion of, a background check;  (3) your completion of the Company’s standard Directors and Officers Questionnaire and the Company’s satisfactory review of your responses and (4) your execution of the Company’s standard form of Employment Confidential Information and Invention Assignment Agreement.

As VP of Sales, you will report directly to the Company’s CEO and President.  Your starting salary will be approximately $8,333 semi-monthly ($200,000 on an annualized basis) for this exempt position.  You will also be eligible for a sales incentive compensation plan (a “Sales Plan”), such Sales Plan to be mutually agreed upon by you and the Company’s CEO and President.  For fiscal year 2008, your targeted incentive compensation under the Sales Plan will be $100,000 payable as follows:  1) a $25,000 non-recoverable draw for the first quarter of 2008, which will be paid on March 15, 2008, and 2) $25,000 per calendar quarter beginning with the second quarter based on the achievement of bookings/sales goals for each of the remaining three fiscal quarters of 2008.  Your base salary and earned incentive compensation will be paid in accordance with the Company’s normal payroll procedures and will be subject to applicable withholding required by law.

In addition, you will be granted an option to purchase 262,500 shares of the Company’s common stock, subject to approval by the Compensation Committee of the board of directors and your execution of the Company’s standard form of stock option agreement.  The options will vest 25% at the end of one year of employment and the remaining shares in thirty-six equal monthly installments thereafter, subject in all events to your continuous employment by the Company.  The per share exercise price of the option shall be the fair market value of the Company’s common stock on the date of grant.  These options will be granted as new employment inducement grants under the NASDAQ Marketplace Rules and not pursuant to the Company’s existing option plan.

Upon the commencement of your employment, the Company will enter into a Change-in-Control agreement with you, a copy of which is attached for your reference, which in certain circumstances will provide for acceleration of vesting.

In the event of the termination of your employment without Cause (defined below) by the Company, you will be entitled to severance of six months of base salary and medical benefit coverage for six  months following the date of termination of your employment (the “Severance’). In addition, you will also be eligible to receive incentive compensation payments for sales objectives achieved before the date of the termination of your employment, subject to the Company having collected the amounts due from customers to which such incentive compensation payments pertain, during the six month period subsequent to the date of your termination. You shall not be entitled to the Severance if your employment terminates during the first 90 days of your employment.  In order to receive the Severance, you will have to execute the Company’s standard form of release agreement as then in effect.  Under this Agreement, “Cause” means a good faith determination by me and/or the Board of Directors that your employment has been terminated for any of the following reasons:  (i) willful act of fraud, embezzlement, dishonesty or other misconduct that materially damages the Company; (ii) continued failure to perform your duties to the Company, to follow Company policy as set forth in writing from time to time, or to follow the legal directives of your supervisor, in each case in a manner that results in material damage to the Company, that is not corrected within 30 days following written notice thereof to you by the Company; (iii) misappropriation of any material assets of the Company; (iv) conviction of, or a plea of “Guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) willful and material breach of any agreement with the Company, that is not corrected within 30 days following written notice thereof to you by the Company; and/or (vi) willful use or unauthorized disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company.

You also will be eligible to participate in the Company’s employee benefit plans, including our standard major medical, dental, life, short and long term disability, vision insurance benefits, our flexible benefit plan, paid holidays, personal time off (PTO) and 401(k) plan.  You will be eligible for a $500 monthly car allowance. You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without Cause.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration as provided in the Mutual Agreement to Arbitrate, a copy of which is attached for your reference.  You agree to execute and deliver the Mutual Agreement to Arbitrate in connection with your acceptance of this offer letter.

To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me.  This offer will expire today, Thursday, February 21, 2008 at 5:00 p.m.

This  Agreement, along with the applicable stock option agreement and Mutual Agreement to Arbitrate between you and the Company, together with the Company’s standard employment policies and procedures in effect from time to time constitute the entire terms of your employment with the Company and supersede all prior representations or agreements, whether written or oral.  This Agreement is to be governed by California law.  To the extent that any of the terms of this Agreement or any of the foregoing agreements conflict with the Company’s standard employment policies and procedures in effect from time to time, the former shall govern.  This Agreement may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

Sincerely,

/s/ Len Perham

Len Perham
President & CEO

ACCEPTED AND AGREED TO
This 21st day of February 2008

/s/ Didier Lacroix
Didier Lacroix

Start date: February 21, 2008